Exhibit 21
Subsidiaries
PrimeEnergy Management Corporation, a New York corporation 100% owned by PrimeEnergy Corporation
Prime Operating Company, a Texas corporation 100% owned by PrimeEnergy Corporation
Eastern Oil Well Service Company, a West Virginia corporation 100% owned by PrimeEnergy Corporation
Southwest Oilfield Construction Company, an Oklahoma corporation, 100% owned by PrimeEnergy Corporation
E O W S Midland Company, a Texas corporation, 100% owned by PrimeEnergy Corporation
Prime Offshore L.L.C., a Delaware limited liability company 90% owned by PrimeEnergy Corporation